Filed pursuant to Rule 433
Free Writing Prospectus
January 11, 2024
Registration No. 333-274474

FRANKLIN TEMPLETON | digital assets

Digital Assets Update: Franklin Bitcoin ETF

Our recent launch of the Franklin Bitcoin ETF (EZBC) alongside several other ETF providers represents the next evolution of the digital assets ecosystem. With EZBC, investors can now access bitcoin exposure in a convenient and cost-effective way, lowering the barrier of entry into the crypto market.

We believe the introduction of cryptocurrency ETFs marks the next chapter in the integration of digital assets into the global capital markets system. At Franklin Templeton, we have been building digital asset expertise since 2018. Our dedicated investment group is immersed in intensive research and technical development of new ways to help clients understand and take advantage of the burgeoning digital assets investment opportunity.

Explore our digital assets insights to learn more about this evolving ecosystem.

Franklin Templeton Institutional, LLC

tel (800) 632-2301
www.ftinstitutional.com

FINANCIAL PROFESSIONAL USE ONLY/NOT FOR DISTRIBUTION TO THE PUBLIC

All investments involve risks, including possible loss of principal.

This material is intended to be of general interest only and should not be construed as individual investment advice or a recommendation or solicitation to buy, sell or hold any security or to adopt

Important Information
The Franklin Bitcoin ETF (the "Fund") has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Fund has filed with the SEC for more complete information about the Fund and this offering. You may obtain these documents for free by visiting EDGAR on the SEC website at sec.gov or by visiting franklintempleton.com.